Grant Thornton
均富

Member of Grant Thornton International Ltd

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated June 15, 2010 with respect to the consolidated financial statements and internal controls over financial reporting included in the Annual Report of Jinpan International Limited on Form 20-F for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Jinpan International Limited on Form F-3 (No. 333-140094, effective January 19, 2007), Form S-8 (No. 333-140109, effective January 19, 2007), and Form F-3 (No. 333-151817, effective September 8, 2008).

Grant Thornton

Grant Thornton

June 15, 2010
Hong Kong